UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): January 8, 2025

SHARPLINK GAMING, INC.

(Exact name of registrant as specified in charter)

Delaware	001-41962	87-4752260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55402

(Address of Principal Executive Offices) (Zip Code)

612-293-0619

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SBET	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 8, 2025, SharpLink Gaming, Inc. (“SharpLink” or the “Company”) received a letter (the “Notice”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) indicating the Company’s continued non-compliance with Nasdaq Marketplace Rule 5550(a)(2) (the “Bid Price Rule”). The Company’s plans to request a hearing, which will stay any further delisting action by the Staff pending the ultimate outcome of the hearing. The Company’s common stock will remain listed and eligible for trading on Nasdaq pending the ultimate conclusion of the hearing process.

As previously reported, on July 11, 2024, the Company received a letter (the “Bid Price Deficiency Notice”) from Nasdaq notifying the Company that, because the closing bid price for its common stock had been below $1.00 per share for 30 consecutive trading days, it was not compliant with the Minimum Bid Price Requirement. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until January 7, 2025, to regain compliance with the Minimum Bid Price Requirement. If at any time before January 7, 2025, the closing bid price of the Company’s common stock closed at or above $1.00 per share for a minimum of 10 consecutive trading days (which number days may be extended by Nasdaq), Nasdaq would provide written notification that the Company had achieved compliance with the Minimum Bid Price Requirement, and the matter would be resolved.

The Notice from the Staff informed the Company that the Staff had determined that the Company has not regained compliance with the Minimum Bid Price Requirement and was not eligible for a second 180-day compliance period, due to the Company’s previously reported failure to comply with the $5,000,000 minimum stockholders’ equity requirement for initial listing on The Nasdaq Capital Market as required under Listing Rule 5505(b)(1).

SharpLink is working to evidence compliance with Minimum Bid Price Requirement for continued listing on the Nasdaq Capital Market and intends to submit a plan to that effect to the Nasdaq Hearings Panel (the “Panel”) as part of the hearing process; however, there can be no assurance the Panel will grant any request for continued listing or that the Company will be able to regain compliance with the applicable listing criteria within the period of time that may be granted by the Panel.

Further, as previously reported on our Current Report on Form 8-K filed on November 22, 2024, the Staff notified the Company that it did not comply with the $2.5 million minimum stockholders’ equity requirement, as set forth in Nasdaq Listing Rule 5550(a)(2). As a result, the Staff requested that the Company provide a plan of compliance by January 6, 2025. However, pursuant to Nasdaq Listing Rule 5810(d)(2), this deficiency now becomes an additional basis for delisting, and as such, the Company intends to address these concerns before the Panel. There can be no assurance that the Company will ultimately regain compliance and remain listed on Nasdaq.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
104	Coverage Page Interactive Data File (embedded within the Inline XBRL documents)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPLINK GAMING, INC.

	By:	/s/ Rob Phythian
	Name:	Rob Phythian
	Title:	Chief Executive Officer
Dated: January 10, 2025